                                                                     EXHIBIT 2.1

--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                  by and among

                                COMPS.COM, INC.,

                           SENDERO INVESTMENTS, INC.

                                      and

                                ELLIOTT P. FLICK

                             dated August 27, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                    Page
ARTICLE I DEFINITIONS..............................................   1

     1.1      Defined Terms........................................   1
     1.2      Construction of Certain Terms and Phrases............   6

ARTICLE II PURCHASE AND SALE OF STOCK..............................   6

     2.1      Sale of Company Stock by the Stockholder.............   6
     2.2      Purchase of Company Stock by COMPS...................   6
     2.3      Purchase Price Allocation............................   7
     2.4      Closing..............................................   7
     2.5      Private Placement....................................   9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
AND THE COMPANY....................................................   9

     3.1      Organization of the Company..........................   9
     3.2      Capital Stock of the Company.........................  10
     3.3      Ownership of Shares..................................  10
     3.4      Authority of the Stockholder.........................  10
     3.5      Authority of the Company.............................  10
     3.6      No Affiliates........................................  10
     3.7      No Conflicts.........................................  11
     3.8      Consents and Governmental Approvals and Filings......  11
     3.9      Books and Records....................................  11
     3.10     Financial Statements.................................  11
     3.11     Absence of Changes...................................  12
     3.12     No Undisclosed Liabilities...........................  12
     3.13     Tangible Personal Property...........................  12
     3.14     Benefit Plans; ERISA.................................  13
     3.15     Real Property........................................  13
     3.16     Intellectual Property Rights.........................  14
     3.17     Proprietary Information of Third Parties.............  14
     3.18     Litigation...........................................  15
     3.19     Compliance with Law..................................  15
     3.20     Contracts............................................  15
     3.21     Environmental and Occupational Health Matters........  16
     3.22     Assignment of Company Revenue........................  17
     3.23     Accounts Receivable..................................  17
     3.24     Plants, Buildings, Structures, Facilities and
              Equipment............................................  17
     3.25     Insurance............................................  18
     3.26     Tax Matters..........................................  18
     3.27     Labor and Employment Relations.......................  19
     3.28     Certain Employees....................................  20

      3.29    Absence of Certain Developments......................  20
      3.30    Customers............................................  22
      3.31    Necessary Property...................................  22
      3.32    Bank Accounts........................................  22
      3.33    Permits..............................................  22
      3.34    Third Party Consents.................................  22
      3.35    Investment Representations...........................  22
      3.36    Brokers..............................................  23
      3.37    Net Assets...........................................  23
      3.38    Operating Profit.....................................  24
      3.39    Year 2000 Compliance.................................  24
      3.40    Absence of Liabilities to Lenders and Lienholders....  24
      3.41    Material Misstatements and Omissions.................  24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPS.................  25

      4.1     Organization of COMPS................................  25
      4.2     Authority of COMPS...................................  25
      4.3     COMPS SEC Filings....................................  25

ARTICLE V ACTIONS BY THE PARTIES AFTER THE CLOSING.................  26

      5.1     Survival of Representations, Warranties, Etc.........  26
      5.2     Indemnification......................................  26
      5.3     Offset.                                                29
      5.4     Further Assurances...................................  30
      5.5     Restricted Securities................................  30

ARTICLE VI MISCELLANEOUS...........................................  32

      6.1     Notices..............................................  32
      6.2     Entire Agreement.....................................  33
      6.3     Waiver...............................................  33
      6.4     Amendment............................................  33
      6.5     No Third Party Beneficiary...........................  33
      6.6     No Assignment; Binding Effect........................  34
      6.7     Headings.............................................  34
      6.8     Severability.........................................  34
      6.9     Governing Law........................................  34
      6.10    Arbitration and Venue................................  34
      6.11    Consent to Jurisdiction and Forum Selection..........  35
      6.12    Expense..............................................  35
      6.13    Construction.........................................  35
      6.14    Counterparts.........................................  35

                             SCHEDULES AND EXHIBITS

Schedules
---------

Schedule 2.3 - Purchase Price Allocation
Disclosure Schedule

Exhibits
--------

Exhibit A - Promissory Note
Exhibit B - Spousal Consent
Exhibit C - Non-Competition Agreement
Exhibit D - Company Officer and Stockholder Certificates
Exhibit E - Company Secretary Certificate
Exhibit F - Release
Exhibit G - Estoppel Certificate
Exhibit H - Independent Contractor Agreement
Exhibit I - COMPS Officer Certificate

                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement ("Agreement") is made and entered into as of August 27, 1999, by and among COMPS.COM, INC., a Delaware corporation ("COMPS"), Sendero Investments, Inc., a Texas corporation (the "Company"), and Elliott P. Flick, the sole stockholder of the Company (the "Stockholder").

                                    RECITALS
                                    --------

          WHEREAS, the Stockholder owns all of the issued and outstanding capital stock of the Company, consisting of One Thousand (1,000) shares of common stock, no par value per share (the "Company Stock");

          WHEREAS, the Company is in the business of operating the CBN (the "Business");

          WHEREAS, the Company is a party to that certain joint venture with ARA-D/FW, Inc. ("ARA-D/FW") in the operation of the Business and, as a result, the Stockholder is willing to be a party to certain indemnification obligations pertaining to the operation of the Business by ARA-D/FW as further described in
Article V below;

          WHEREAS, the Stockholder desires to sell the Company Stock to COMPS, and COMPS desires to purchase the Company Stock from the Stockholder, on the terms and conditions and for the consideration set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

          1.1  Defined Terms. As used in this Agreement, the following defined
               -------------
terms have the meanings indicated below:

          "Actions or Proceedings" means any action, suit, proceeding, arbitration, Order (as defined below), inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority (as defined below).

          "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

          "ARA-D/FW" has the meaning set forth in the third (3rd) recital.

          "Assets and Properties" and "Assets or Properties" of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          "Benefit Plan" means any Plan established, arranged or maintained by the Company or any corporate group of which the Company is or was a member, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

          "Books and Records" of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer's hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

          "Business" has the meaning set forth in the second (2nd) recital.

          "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

          "Cash Purchase Price" has the meaning set forth in Section 2.2(a).
                                                             --------------

          "CBN" means the Commercial Network Brokers. CBN is a comprehensive, internet-delivered, interactive, commercial real estate research and listings service subscribed to by members (those principally involved in the commercial real estate business for their livelihood). At its core are county tax records (containing ownership, legal descriptions, property tax valuations, physical property descriptions, chain of ownership and occasionally some sales information); For lease databases (containing building-specific information for virtually the entire significant industry inventory of office buildings, retail centers, industrial complexes and apartment projects, such as: property name, address, physical details, leasing details-including rental rates, terms, conditions, space availability, occupancy rates, and leasing commission structures, additional information on current property management, personnel and management companies, leasing personnel and their companies, and ownership). For Sales databases, Sales Comparables (derived from county tax appraisal district), key contact information on the persons in the industry, a listing of Travis County Personal Property Tax Records of county businesses - containing key contact person, approximate size, type of business with address. Finally the CBN Needs and Email Notification systems helps brokers identify specific properties that meet their clients' needs.

          "Closing" has the meaning set forth in Section 2.5(a).
                                                 --------------

          "Closing Date" means August 27 1999.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning set forth in the first paragraph of this Agreement.

          "Company Intellectual Property" means any Intellectual Property relating to the Company and its business that is owned or exclusively licensed to the Company.

          "Company Stock" has the meaning set forth in the first recital of this Agreement.

          "COMPS" has the meaning set forth in the first paragraph of this Agreement.

          "COMPS Common Stock" means the shares of COMPS common stock, $0.01 par value.

          "COMPS Group" has the meaning set forth in Section 5.2(a).
                                                     --------------

          "COMPS SEC Filings" has the meaning set forth in Section 4.4.
                                                           -----------

          "COMPS Securities" has the meaning set forth in Section 2.4.
                                                          -----------

          "Defined Benefit Plan" means each Benefit Plan which is subject to
Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

          "Disclosure Schedule" means the disclosure schedule attached hereto which sets forth the exceptions to the representations and warranties contained in Article 3 hereof and certain other information called for by this Agreement.
   ---------

          "Encumbrances" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

          "Environmental and Occupational Health Matters" has the meaning set forth in Section 3.22.
         ------------

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" means any entity which is a member of a "controlled group of corporations" or which is or was under "common control" with the Company as defined in Section 414 of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Financial Statements" means (i) the audited balance sheet of the Company and the related audited statement of income and retained earnings for the fiscal year ended on December 31, 1998, together with the notes thereto and the related report of Spranse & Winn LLP or Calhoun & Co., the Company's independent certified public accountants and (ii) the Interim Financial Statements (as defined below) for the Company.

          "GAAP" means generally accepted accounting principles, applied in a manner consistent with the past practices of the Company.

          "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

          "Intellectual Property" means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iii) mask works and all applications, registrations and renewals in connection therewith; (iv) trade secrets and confidential business information (including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current research and development, current research and distribution methodologies and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented; (v) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (vi) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (vii) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (viii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; (ix) all industrial designs and any registrations and applications therefor; (x) all databases and data collections and all rights therein; and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "Independent Contractor Agreement" has the meaning set forth in
Section 2.5(b)(vii);
-------------------

          "Interim Financial Statements" means the unaudited balance sheet for the five (5)-month period ended May 31, 1999 and the related unaudited statement of income and retained earnings for the Company each case for the six (6)-month period ended June 30, 1999.

          "Knowledge of the Stockholder and/or the Company" or "Known to the Stockholder and/or the Company" means the actual knowledge of the Stockholder or any officer or director of the Company, in each case after due inquiry and comprehensive investigation.

          "Liabilities" means any liability (whether known or unknown, whether asserted, or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes (as defined below).

          "Material" has the meaning set forth in Section 3.21(e)(iv).
                                                  -------------------

          "Material Adverse Effect" means, for any Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, Assets and Properties, Liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby.

          "Non-Competition Agreements" has the meaning set forth in Section
                                                                    -------
2.5(b)(ii).
----------

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "Ordinary Course of Business" means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

          "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

          "Permitted Encumbrance" means (a) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and
(b) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of the Company.

          "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

          "Promissory Note" has the meaning set forth in Section 2.2(b).
                                                         --------------

          "Purchase Price" has the meaning set forth in Section 2.2.
                                                        -----------

          "Real Property" has the meaning set forth in Section 3.15.
                                                       ------------

          "Release" has the meaning set forth in Section 2.5(b)(v).
                                                 -----------------

          "SEC" means the United States Securities and Exchange Commission, or any successor entity.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Stockholder" has the meaning set forth in the first paragraph of this Agreement.

          "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

          "Tax" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign),
(ii) any Liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

          "Tax Losses" means the meaning set forth in Section 5.2(e)(i).

          "Tax Return" means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

          "Threshold Amount" has the meaning set forth in Section 5.2(f)(i.)
                                                          ------------------

          1.2  Construction of Certain Terms and Phrases.  Unless the context of
               -----------------------------------------
this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or"; and (f) "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                  ARTICLE II
                           PURCHASE AND SALE OF STOCK
                           --------------------------

          2.1  Sale of Company Stock by the Stockholder.  Subject to the terms
               ----------------------------------------
and conditions of this Agreement, the Stockholder agrees to sell to COMPS all of the shares of the Company Stock and to deliver the certificates evidencing the Company Stock to COMPS at the Closing. The Stockholder shall sell to COMPS all of the Company Stock. The certificates for such shares will be properly endorsed for transfer to or accompanied by duly executed stock powers in favor of COMPS and otherwise in a form acceptable for transfer on the books of the Company.

          2.2  Purchase of Company Stock by COMPS.  Subject to the terms and
               ----------------------------------
conditions of this Agreement, COMPS agrees to acquire the Company Stock from the Stockholder and to pay, or cause to be paid, to the Stockholder in exchange for the Company Stock an aggregate purchase price of Six Hundred Twenty-Nine Thousand Seven Hundred Forty-Eight Dollars ($629,748) (the "Purchase Price") payable in the following manner:

               (a) At the Closing, COMPS shall pay to the Stockholder the aggregate sum of Two Hundred Twenty Three Thousand Fifty Seven Dollars and Eighty Cents ($223,057.80) in cash (the "Cash Purchase Price").

               (b) At the Closing, COMPS shall execute and deliver to the Stockholder a subordinated convertible note (the "Promissory Note") substantially in the form of Exhibit A attached hereto, in the aggregate amount of Four Hundred Six Thousand Six Hundred Ninety Dollars and Twenty Cents ($406,690.20) (the "Note Purchase Price"), payable in monthly installments of interest only commencing one month after the Closing Date and continuing for forty-eight consecutive months thereafter, at which time the full balance of the outstanding principal and interest, if any, will be due and payable. The final maturity date shall be the last day of the forty-eighth (48th) month after the Closing Date (the "Note Term"). The Promissory Note shall bear interest at a rate of seven percent (7%) per annum. Subject to the terms and conditions in the Promissory Note, in the event that (i) COMPS defaults under the terms of the Promissory Note as a result of its failure to make timely payments or (ii) COMPS' net worth is less than Ten Million Dollars ($10,000,000) at any time during the Note Term (a "Default Event"), the outstanding balance of the principal and accrued interest due on the Promissory Note may be convertible into common stock of COMPS (the "COMPS Common Stock") during the period in which the Default Event has not been cured. The number of shares of COMPS Common Stock issuable upon such a conversion shall equal (i) the outstanding balance of the principal and accrued interest at the time of the conversion, divided by (ii) the average of the closing prices of a share of COMPS Common Stock on the Nasdaq National Market for thirty (30) consecutive trading days ending on the trading day immediately preceding the day of the Default Event.

          2.3  Purchase Price Allocation. The parties agree that COMPS, at its
               -------------------------
sole discretion, shall determine the allocation of the Purchase Price with respect to the assets of the Company for all Tax purposes. The Stockholder, the Company and COMPS, as applicable, shall file their respective Tax Returns in a manner consistent with such allocation, which allocation is set forth on Schedule 2.3. Schedule 2.3 shall be delivered by COMPS within
             ------------  ------------
thirty (30) days after completion of its next audited financial statements.

          2.4  Private Placement.  The Promissory Note and the COMPS Common
               -----------------
Stock issuable under the Promissory Note (the "COMPS Securities") will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, and applicable state securities laws. The Stockholder hereby agrees to take all actions and execute all subscription and other documents to qualify issuance of the COMPS Securities for such exemptions.

          2.5  Closing.
               -------
               (a)  Time and Place. The consummation of the purchase and sale of
                    --------------
the Company Stock under this Agreement (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison LLP, 550 West "C" Street, Suite 1200, San Diego, California, at 10:00 a.m. on August 27, 1999, or at such time and in such manner as the parties mutually agree (the "Closing Date").

               (b)  Closing Deliveries by the Company and the Stockholder. At
                    -----------------------------------------------------
the Closing, the Company and the Stockholder shall have delivered or caused to be delivered to COMPS:

                    (i) the original certificates representing all of the issued and outstanding shares of Company Stock owned by the Stockholder, duly endorsed in blank (or accompanied by duly executed stock powers) and, if necessary, spousal consents by the spouse, if any, of the Stockholder, substantially in theform of Exhibit B attached hereto, duly executed by such
                            ---------
spouse;

                    (ii) Non-Competition Agreement by and between COMPS and the Stockholder, substantially in the form of Exhibit C attached hereto (the
                                              ---------
"Non-Competition Agreement"), duly executed by the Stockholder.

                    (iii) a certificate of an officer of the Company and of the Stockholder, substantially in the form of Exhibit D attached hereto, duly
                                          ---------
executed by each of the Company and the Stockholder;

                    (iv) certificate of the Secretary of the Company substantially in the form of Exhibit E attached hereto, certifying as of the
                             ---------
Closing Date (A) a true and complete copy of the organizational documents of the Company certified as of a recent date by the Secretary of State of Texas, (B) a certificate of each appropriate Secretary of State certifying the account status and existence of the Company in its state of incorporation and all states in which it is qualified to do business, (C) a true and complete copy of the resolutions of the board of directors of the Company and the resolutions of the Stockholder of the Company, each authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and (D) incumbency matters;

               (v) a Release by the Stockholder, substantially in the form of Exhibit F attached hereto (the "Release"), duly executed by the Stockholders;
---------

               (vi) resignation letter of each of the officers, registered agent and directors of the Company, dated effective as of the Closing;

               (vii) Independent Contractor Agreements by and between COMPS and each of Elliott Flick and Bruce Brooks, respectively, substantially in the form of Exhibit G attached hereto (the "Independent Contractor Agreements"), duly
   ---------
executed by each of Elliott Flick and Bruce Brooks, respectively;

               (viii) such other documents as COMPS may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

          (c)  Closing Deliveries By COMPS. At the Closing, COMPS shall have
               ---------------------------
delivered or caused to be delivered to the Stockholder:

               (i) the Cash Purchase Price by wire transfer in immediately available funds to accounts designated by the Stockholder.

               (ii)   the Promissory Note duly executed by COMPS;

               (iii)  the Non-Competition Agreement, duly executed by COMPS;

               (iv) a certificate of an officer of COMPS, substantially in the form of Exhibit H attached hereto, duly executed by COMPS; and
        ---------

               (v) the Independent Contractor Agreements, duly executed by COMPS.

                                  ARTICLE III
       REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER AND THE COMPANY
       -----------------------------------------------------------------

          The Company and the Stockholder, jointly and severally, represent and warrant to COMPS as of the Closing, except as set forth on the Disclosure Schedule furnished to COMPS specifically identifying the relevant section hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder (provided that the disclosures in such exceptions shall be true, complete and correct), as follows:

          3.1 Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. The Company is duly authorized to conduct business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Company. The Company has full power and authority, and holds all Permits and authorizations necessary to carry on its business and to own and use the Assets and Properties owned and used by the Company except where the failure to have such power and authority or to hold such Permit or authorization would not have a Material Adverse Effect on the Company's business. The Company has delivered to COMPS correct and complete copies of its charter documents and organizational documents, each as amended to date.

          3.2  Capital Stock of the Company.  The authorized capital stock of
               ----------------------------
the Company consists of Ten Thousand (10,000) shares of common stock, no par value, of which One Thousand (1000) shares are issued and outstanding as of the date hereof, and no shares in treasury, and no shares of Preferred Stock. No shares of the Company's capital stock have been issued since the end of the period covered by the Interim Financial Statements. The Company Stock is duly authorized, validly issued, fully paid and nonassessable. Except for this Agreement, there are no outstanding subscriptions, options, warrants, calls, commitments or other rights of any kind for the purchase or acquisition of, nor any securities convertible or exchangeable for, any capital stock of the Company.

          3.3  Ownership of Shares. The Stockholder owns beneficially and of
               -------------------
record all of the shares of Company Stock, free and clear of all Encumbrances, and has good and valid title to such shares. The delivery of the stock certificate(s) representing the Company Stock owned by the Stockholder in the manner provided in Section 2.5(b)(i) will transfer to COMPS good and valid title
                   -----------------
thereto free and clear of all Encumbrances.

          3.4  Authority of the Stockholder.  The Stockholder has the right,
               ----------------------------
power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder, without obtaining the approval or consent of any other Person. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          3.5  Authority of the Company. The Company has all necessary power and
               ------------------------
authority and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          3.6  No Affiliates. Except for its joint venture with ARA-D/FW, the
               -------------
Company does not have any Affiliates and is not a partner in any partnership or a party to a joint venture.

          3.7  No Conflicts.  The execution and delivery by the Stockholder and
               ------------
the Company of this Agreement does not, and the performance by the Stockholder and the Company of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

               (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents, bylaws or other organizational documents of the Company;

               (b) conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation applicable to the Stockholder or the Company or any of the businesses, Assets or Properties of the Stockholder or the Company;

               (c) result in a breach of, or default under (or give rise to right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Company, any of its Assets and Properties or the Company Stock may be bound; or

               (d) result in an imposition or creation of any Encumbrance on the business or Assets or Properties of the Company or the Company Stock.

          3.8  Consents and Governmental Approvals and Filings.  Except as set
               -----------------------------------------------
forth in the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Persons on the part of the Stockholder or the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          3.9  Books and Records.  The minute books and other corporate records
               -----------------
of the Company as made available to COMPS contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the Stockholder, the boards of directors and committees of the boards of directors of the Company. The stock transfer ledgers and other similar records of the Company accurately reflect all issuances and record transfers in the capital stock of the Company. The other Books and Records of the Company are true, correct and complete.

          3.10 Financial Statements.  The Company has previously delivered to
               --------------------
COMPS the Financial Statements for the period ended December 31, 1997. The Company will deliver its Financial Statements for the period ended December 31, 1998 and for the six (6) month period ended June 30, 1999, within thirty (30) days after the Closing Date. The Financial Statements (i) are or will be, as the case may be, true, correct and complete, (ii) are in accordance with the Books and Records of the Company, (iii) have been or will be, as the case may be, prepared in conformity with GAAP, and (iv) fairly present the financial condition and results of operations of the Company, as of the respective dates thereof and for the periods covered thereby; provided that the Interim Financial
                                             --------
Statements are subject to normal year-end adjustments and lack footnotes and certain other presentation items.

          3.11 Absence of Changes. Since the end of the period covered by the
               ------------------
Interim Financial Statements and up to the Closing Date, the Company and the Stockholder have conducted the Company's business only in the Ordinary Course of Business and there has not been any adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on the Company or the Assets and Properties and since the end of the period covered by the Interim Financial Statements, none of the Company and the Stockholder have taken any action which if taken after the date of this Agreement, without COMPS's consent, would violate Section 3.29 hereof.
                                                          ------------

          3.12 No Undisclosed Liabilities.   Except as disclosed in the
               --------------------------
Disclosure Schedule or in the Financial Statements, there are no Liabilities, nor any basis for any claim against the Company for any such Liabilities, relating to or affecting the Company or any of its Assets and Properties, other than Liabilities incurred after the end of the period covered by the Interim Financial Statements in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company.

          3.13 Tangible Personal Property.   The Company is in possession of and
               --------------------------
has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other Assets and Properties used in or reasonably necessary for the conduct of the Company's business, including all tangible personal property reflected on the Financial Statements and on the Interim Financial Statements and any tangible personal property acquired since that date other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property, equipment, plants, buildings, structures, facilities and all other assets and properties are listed in the Disclosure Schedule and are free and clear of all Encumbrances, other than Permitted Encumbrances. Such tangible personal property shall include all Company Intellectual Property necessary for the ownership and operation of the Business. All of the software in the Company Intellectual Property shall be fully functional and free of defect as delivered upon Closing. In the event the software in the Company Intellectual Property becomes defective or is not functional in the same manner that it functioned prior to the Closing as a result of (i) the source code of such software being altered by COMPS, (ii) the maintenance of such software is changed from that on the Closing Date or
(iii) the data entry procedures are changed from those on the Closing Date (collectively, the "Altered Software"), the representation in the immediately preceding sentence shall become null and void with respect to the Altered Software.

          3.14 Benefit Plans; ERISA.
               --------------------

          The Company has no Benefit Plans or any other similar plans.

               (a) The Company has no commitment, proposal, or communication to employees regarding the creation of any Benefit Plan or Plan. Neither the Company, an ERISA Affiliate or predecessor thereof has ever maintained, contributed to or been obligated to contribute to any Defined Benefit Plan or multiemployer plan (as defined in Section (3)(37) or 4001(a)(3) of ERISA) and no condition exists that presents a risk to the Company or an ERISA Affiliate of incurring a liability under Title IV of ERISA. Except as set forth in the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee or officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual.

          3.15 Real Property.   The Company owns no parcel of real property and
               -------------
leases no real parcel of real property. COMPS shall not incur any liability arising from any real property owned or leased by the Company or the Stockholder.

          3.16 Intellectual Property Rights.
               ----------------------------

               (a) The Disclosure Schedule lists contains a true, complete and correct list and summary of all of the Company Intellectual Property. The Company has delivered to COMPS complete and accurate copies of each agreement, registration and other documents relating to the Company Intellectual Property set forth on the Disclosure Schedule.

               (b) The Company owns or possess adequate and enforceable licenses, patents, trademarks, service marks, brand names and trade names, all applications for any of the foregoing, all other trade secrets, designs, plans, specifications and other rights of every kind necessary to use the Company Intellectual Property. The Company is not in violation of, or infringing upon, any Intellectual Property of any third party, and no claims have been asserted, nor is there any litigation pending or, to the Knowledge of the Stockholder and the Company, threatened claiming such infringement. Other than commercially available over-the-counter "shrink wrap" software, the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission. With respect to each such item: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect against the Company; (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company, nor to the Knowledge of the Stockholder or the Company, the other party to the license, sublicense, agreement or permission is in breach or default, and to the Knowledge of the Stockholder and the Company, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) neither the Company, nor to the Knowledge of the Stockholder and the Company, the other party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license; (vi) the underlying item of Intellectual Property is not subject to any outstanding Order; (vii) no Actions or Proceedings against the Company are pending or, to the Knowledge of the Stockholder and the Company, are threatened which challenge the legality, validity or enforceability of the underlying item of Intellectual Property; and
(viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission. The Company has delivered to COMPS complete and accurate copies of each agreement, registration and other documents relating to Company Intellectual Property.

          3.17 Proprietary Information of Third Parties. No third party has
               ----------------------------------------
claimed or, to the Knowledge of the Stockholder and the Company, has reason to claim that any person employed by or, to the Knowledge of the Stockholder and the Company, affiliated with the

Company in connection with and during the Company's ownership and operation of its business has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. No person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its business has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and the Stockholder and the Company have no reason to believe there will be any such employment or violation.

          3.18 Litigation.  There are no Actions or Proceedings pending or
               ----------
threatened or, to the Knowledge of the Stockholder and the Company, anticipated against, relating to or affecting (i) the Company, its Assets and Properties or the Company's business, (ii) the Stockholder and his business and properties, or
(iii) the transactions contemplated by this Agreement, and there is no basis for any such Action or Proceeding. The Company is not in default with respect to any Order, and there are no unsatisfied judgments against the Company.

          3.19 Compliance with Law.  The Company is in compliance with all
               -------------------
applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor the Stockholder has received any written notice to the effect that, or otherwise has been advised that, the Company is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on the Company.

          3.20 Contracts.
               ---------

               (a) The Disclosure Schedule contains a true and complete list of each of the following written or oral contracts, agreements or other arrangements to which the Company is a party or by which any of its Assets and Properties is bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements):

                    (i) all collective bargaining or similar labor agreements;

                    (ii) all contracts for the employment of any officer, employee or other person or entity on a full time, part time, consulting or other basis;

                    (iii) all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company;

                    (iv)   all guarantees of any obligation;

                    (v) all leases or agreements under which the Company is lessee or lessor of, or holds, or operates, any property, real or personal, owned by any other party;

                    (vi) all commitments, contracts, sales contracts, purchase orders, mortgage agreements or groups of related agreements with the same party or any group or affiliated parties which require or may in the future require payment of any consideration by the Company;

                    (vii) all license agreements, distribution agreements or any other agreements involving any Company Intellectual Property;

                    (viii) all subscription or registration rights agreements or any other agreements related to the equity ownership of the Company;

                    (ix) all contracts or commitments that in any way restrict the Company from carrying on its business anywhere in the world; and

                    (x) all other contracts and agreements that (A) involve the payment or potential payment, pursuant to the terms of any such contract or agreement, by the Company and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any cost or penalty to the Company.

               (b) Each contract, agreement or other arrangement disclosed in the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and the Company has performed all of its required obligations under, and is not in violation or breach of or default under, any such contract, agreement or arrangement. The other parties to any such contract, agreement or arrangement are not in violation or breach of or default under any such contract, agreement or arrangement. None of the present or former employees, officers, directors or shareholders of the Company is a party to any oral or written contract or agreement prohibiting any of them from freely competing with other parties or engaging in the Company's as now operated.

          3.21 Assignment of Company Revenue. Prior to the Closing Date, the
               -----------------------------
Company assigned its gross revenues derived from the Business to Parramore, Inc. (the "Parramore Assignment Obligation"). As of the Closing Date, the Parramore Assignment Obligation will have terminated, the Company will have no obligations of any kind or nature to assign any portion of its gross revenues derived from the Business to Parramore, Inc. or any other party and COMPS shall have all right, title and interest to any such gross revenue derived from the Business on and after the Closing Date free and clear of all Encumbrances.

          3.22 Environmental and Occupational Health Matters. The Company has
               ---------------------------------------------
not been and currently is not in violation (or alleged to be in violation) of any applicable statute, law or regulation relating to the environment or occupational health and safety ("Environmental and Occupational Laws"). There are no circumstances which may materially prevent or interfere with compliance in the future of any Environmental and Occupational Laws.

          3.23 Accounts Receivable.  The accounts receivable and all other
               -------------------
receivables shown on the Financial Statements and on the Interim Financial Statements (subject to reserves for non-collectability as reflected therein), and all receivables acquired or generated by the Company since the end of the period covered by the Interim Financial Statements (subject to reserves for non-collectability as reflected on the books and financial statements of the Company), are bona fide receivables and represent amounts due with respect to actual, arms-length transactions entered into in the Ordinary Course of Business of the Company and are collectible, legal, valid and binding obligations of the obligors, and will be collected by the Company without counterclaim or setoff. Such reserves have been reflected on the books and financial statements of the Company in accordance with GAAP.

          3.24 Equipment.  All equipment used by the Company in the conduct of
               ---------
its business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of its business as presently conducted. No such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. With respect to each item of equipment, the Company has not received notification that it is in violation, in any material respect, of any applicable building, zoning, subdivision, fire protection, health or other law, Order, ordinance or regulation and no such violation exists.

          3.25 Insurance. Set forth on the Disclosure Schedule is a complete and
               ---------
accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company or the Assets and Properties of the Company (or any of the Company's directors, officers, salespersons, agents or employees), including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective dates; policy number; per occurrence and annual aggregate deductibles or self-insured retentions; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. All policies set forth on the Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party or otherwise bound, and are valid, outstanding, collectible and enforceable policies and provide adequate insurance coverage for the Company and the business and Assets and Properties of the Company and will remain in full force and effect through the respective dates set forth in the Disclosure Schedule. None of such policies contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such policy (including, without limitation, a change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement. Complete and accurate copies of all such policies and related documentation have previously been provided to COMPS.

          3.26 Tax Matters.
               -----------

               (a) The Company has or will have filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to it on or before the Closing Date, and such Tax Returns are or will be true, correct and complete in all material respects. The Company has paid in full or has made provision in the Financial Statements and the Interim Financial Statements for all taxes which are due or claimed to be due from it by any taxing authority. The reserves for Taxes reflected in the Financial Statements and in the Interim Financial Statements are sufficient for payment in full of all unpaid Taxes (whether or not currently known or disputed) through the date thereof. The Company has not incurred any liability for Taxes other than in the ordinary course of its business since the date of the most recent Interim Financial Statement. Except as set forth in the Disclosure Schedule, there are no liens for Taxes upon the Assets and Properties of the Company except for statutory liens for current Taxes not yet due.

               (b) The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, or, except as set forth in the Disclosure Schedule, waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes. Except as set forth in the Disclosure Schedule, the statute of limitations for all Tax Returns of the Company has expired for all federal, state, local and foreign Taxes, or the Tax Returns of the Company have been examined by the appropriate taxing authorities for all periods. Except as set forth in the Disclosure Schedule, the Company has not received any notice of deficiency or assessment from any federal, state, local or foreign taxing authorities with respect to liabilities for Taxes which have not been fully paid or finally settled, and any such deficiency or assessment shown on the Disclosure Schedule is being contested in good faith through appropriate proceedings. Further, no state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to the periods prior to the Closing Date which have not been audited by any taxing authority. Neither the Company, its officers or directors, nor the Stockholder are aware of any information which has caused or should cause them to believe that an audit by any Tax authority may be forthcoming. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (d) The Company does not have any liability for the Taxes of any other Person (A) under Treasury Regulations (S) 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor,
(C) by contract, or (D) otherwise.

               (e) The Company has not filed and will not file prior to the Closing a consent under Code (S) 341(f). The Company is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code (S) 162 or (S) 280G whether paid prior to or after the Closing. Prior to the Closing, the Company will not have experienced a change of ownership within the meaning of Code Section 382. The Company is not and has not been a United States real property holding corporation within the meaning of Code (S) 897(c)(2).

          3.27 Labor and Employment Relations.  The Company has no employees.
               ------------------------------
There are no pending or, to the Knowledge of Sellers, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person formerly employed by the Company.

          3.28 Certain Employees.  Set forth on the Disclosure Schedule is a
               -----------------
list of the names of the Company's employees and consultants as of the date hereof involved in the management and/or business operations of the Company, together with the title or job classification of each such person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 1998 (if applicable) and the current rate of pay for each such person on the date of this Agreement. Except as set forth on the Disclosure Schedule, none of such persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable on notice by the Company without cost or other liability to the Company.

          3.29 Absence of Certain Developments.  Since the end of the period
               -------------------------------
covered by the Interim Financial Statements, the Company has not:

               (a) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

               (b) borrowed any amount, obtained any letters of credit or incurred or become subject to any Liabilities in excess of Twenty Thousand Dollars ($20,000) in the aggregate;

               (c) discharged or satisfied any lien or Encumbrance or paid any obligation or Liability, other than current Liabilities paid in the Ordinary Course of Business and other than current federal income Tax liabilities;

               (d) declared or made any payment or distribution of cash or other property to shareholders with respect to its stock, or purchased or redeemed any shares of its capital stock;

               (e) mortgaged or pledged any of its Assets or Properties, or subjected them to any lien, charge or any other Encumbrance, except liens for current property Taxes not yet due and payable;

               (f) sold, leased, subleased, assigned or transferred any of its Assets or Properties, except in the Ordinary Course of Business, or cancelled any debts or claims;

               (g) made any changes in any employee compensation, severance or termination agreement, commitment or transaction other than routine salary increases consistent with past practice or offer employment to any individuals with an annual compensation, including salary, cash, bonuses and commissions, in excess of Six Thousand Seventy Five Dollars ($6,075) per month prorated;

               (h) entered into any material transaction, or modified any existing transaction (the aggregate consideration for which is in excess of Ten Thousand Dollars ($10,000);

               (i) suffered any damage, destruction or casualty loss, whether or not covered by insurance;

               (j) made any capital expenditures, additions or improvements or commitments for the same, except those made in the Ordinary Course of Business which in the aggregate do not exceed Ten Thousand Dollars ($10,000);

               (k) entered into any transaction or operated the Company's business, not in the Ordinary Course of Business;

               (l) made any change in its accounting methods or practices or ceased making accruals for taxes, obsolete inventory, vacation and other customary accruals;

               (m) ceased from reserving cash to pay taxes, principal and interest on borrowed funds, and other customary expenses and payments;

               (n) caused to be made any reevaluation of any of its Assets or Properties;

               (o) caused to be entered into any amendment or termination of any lease, customer or supplier contract or other material contract or agreement to which it is a party;

               (p) made any material change in any of its business policies, including, without limitation, advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition or sale policies;

               (q) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to the Company's business or its financial condition;

               (r) permitted to occur or be made any other event or condition of any character which has had a Material Adverse Effect on it;

               (s) waived any rights material to its financial or business condition;

               (t)  made any illegal payment or rebates; or

               (u)  entered into any agreement to do any of the foregoing.


          3.30 Customers.  The Company has previously provided to COMPS a true
               ---------
and correct list of the Company's customers during the 1998 fiscal year and the seven (7)-month period ended July 31, 1999. Except as set forth in the Disclosure Schedule, since December 31, 1998, no single customer or group of affiliated customers contributing more than Five Thousand Dollars ($5,000) per annum to the gross revenues of the Company has stopped doing business with the Company and, to the Knowledge of the Stockholder and the Company, no such customer has an intention to discontinue doing business or reduce the level of gross revenues from that in fiscal years 1998 or 1999 with the Company.

          3.31 Necessary Property.  All of the Real Property and Assets and
               ------------------
Properties owned or leased by the Company and the Intellectual Property listed on the Disclosure Schedule owned by or licensed to the Company constitute all of the property reasonably necessary for the conduct of the Company's business in the manner and to the extent presently conducted by the Company.

          3.32 Bank Accounts.   The Disclosure Schedule contains a complete and
               -------------
accurate list of each deposit account or asset maintained by or on behalf of the Company with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto.

          3.33 Permits.  No Permits are necessary for the Company to conduct the
          ------------
Business in compliance with all applicable federal, state and local laws. Neither the execution, delivery or performance of this Agreement nor the mere passage of time will cause any Permits to be required by virtue of the execution, delivery or performance of this Agreement to enable the Company to conduct its business as now operated. There is no pending Action or Proceeding by any Governmental or Regulatory Authority which could affect the current conduct of the Company's business or of the conduct of the Company's business after the Closing.

          3.34 Third Party Consents.  No consent, approval or authorization of
               --------------------
any third party on the part of any Stockholder or the Company is required in connection with the consummation of the transactions contemplated hereunder except as otherwise provided in the Disclosure Schedule.

          3.35 Investment Representations. The Stockholder is an "accredited investor" within the meaning of the Securities Act. The Stockholder is aware that COMPS Securities issued or issuable pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities laws, and agrees that COMPS Securities will not be offered or sold in the absence of registration under the Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws, which shall be accompanied by an opinion of counsel to the Stockholder satisfactory to COMPS and its counsel that registration of such securities is not required. The Stockholder agrees not to transfer COMPS Securities in violation of the provisions of any applicable federal or state securities laws. In this connection, the Stockholder represents that the Stockholder is familiar with Rule 144 and Rule 145 promulgated by the SEC pursuant to the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Stockholder understands that the offering and sale of COMPS Securities is intended to be exempt from registration under the Securities Act, by virtue of the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement, and COMPS may rely on such representations, warranties and agreements in connection therewith. The Stockholder is acquiring COMPS Securities for the Stockholder's own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of COMPS Securities except in compliance with the Securities Act. The Stockholder represents that by reason of the Stockholder's business and financial experience, and the business and financial experience of those persons, if any, retained by the Stockholder to advise him, her or it with respect to the investment in COMPS Securities, the Stockholder together with such advisors have knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment. The financial condition and investments of the Stockholder are such that the Stockholder is in a financial position to hold COMPS Securities for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, the investment in COMPS Securities. The Stockholder has carefully examined this Agreement and all exhibits and schedules thereto and COMPS SEC Filings. The Stockholder acknowledges that COMPS has made available all documents and information that the Stockholder has requested relating to COMPS and has provided answers to all of the Stockholder's questions concerning COMPS and/or COMPS Securities. In evaluating the suitability of the acquisition of COMPS Securities hereunder, the Stockholder has not relied upon any representations or other information (whether oral or written) other than as set forth in COMPS SEC Filings or as contained herein.

          3.36  Brokers. The Company has retained a broker, William York, in
                -------
connection with the transactions contemplated hereunder. COMPS has, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Stockholder or the Company.

          3.37  Net Assets. Net Assets ("Net Assets") for May 31 1999 and as of
                ----------
the Closing Date is calculated as assets less liabilities as described in the May 31, 1999 balance sheet attached hereto (the "May 31 Balance Sheet"). The May 31 Balance Sheet is true, complete and accurate. The calculation of the Net Assets as of the Closing Date will be based on an accounting basis consistent with the May 31 Balance Sheet; specially, there shall be no adjustments for unearned revenue, federal or Texas franchise taxes, or accrued annual leave. The Stockholder agrees that there shall be an adjustment to the Purchase Price if the Net Assets as the Closing Date is less than Six Thousand Seven Hundred and Nine Dollars ($6,709). Such purchase price adjustment shall be in the form of an offset against the Promissory Note.

          3.38  Operating Profit. The aggregate net income of the Parramore,
                ----------------
Inc. and CBN/ARA-HL for the first six (6) months of 1999 as described in the Interim Financial Statements (the "Pre-audited Net Income") shall not have decreased by more than Ten Thousand Dollars ($10,000) for the same period from the net income (cash basis adjusted) described in the audited version of the Interim Financial Statements (the "Audited Net Income") to be delivered within thirty (30) days following the Closing. In the event the Pre-audited Net Income is less than the Audited Net Income by more than Ten Thousand Dollars ($10,000), the Stockholder shall be obligated to indemnify COMPS pursuant to Section 5.2
                                                                  -----------
below for an amount equal the
product of (i) five (5) times the difference between such Pre-audited Net Income and the Audited Net Income, multiplied by (ii) two (2). This product represents
                            ----------
the annualized result.

          3.39  Year 2000 Compliance. For purposes of this Section: (i) "Year
                --------------------
2000 Processing" means processing by the Company Intellectual Property that manage and/or manipulate data involving dates, including single century formulas and multi-century formulas and dates on or after January 1, 2000; and (ii) "properly perform the Year 2000 Processing" means that the Company's Intellectual Property will not cause an abnormally ending dating scenario within the application or result in incorrect values generated involving such dates. The Stockholder warrant that (x) any version of Company's Intellectual Property being transferred to COMPS, other than over-the-counter "shrink wrap" software, shall properly perform Year 2000 Processing, and (y) all other versions of Company's Intellectual Property provided by the Company shall properly perform Year 2000 Processing. The Stockholder shall have the right to cure any Year 2000 Processing problems that arise from any Year 2000 process automatically provided that the Stockholder resolve such Year 2000 processing problem by December 1, 1999.

          3.40  Absence of Liabilities to Lenders. As of the Closing Date, the
                ---------------------------------
Company does not owe Stockholder or his Affiliate any money related to any loans previously made by Stockholder or his Affiliate to the Company (the "Loans"). All obligations pursuant to the Loans have been paid in full, and all promissory notes related to the Loans have been cancelled. On and after the Closing Date, the Company shall not have any liability or incur any Damages related to the Loans.

          3.41  Material Misstatements and Omissions. The statements,
                ------------------------------------
representations and warranties of the Stockholder contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of the Company and the Stockholder pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not and will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.


                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF COMPS
                    ---------------------------------------

               COMPS represents and warrants to the Stockholder as of the Closing as follows:

          4.1  Organization of COMPS. COMPS is a corporation duly organized,
               ---------------------
validly existing, and in good standing under the laws of the State of Delaware. COMPS is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon COMPS. COMPS has full power and authority, and holds all Permits and authorizations necessary, to carry on the business in which it is engaged and to own and use the properties owned and used by it except where the failure to have such power and authority or to hold such license, permit or authorization would not have a Material Adverse Effect on COMPS.

          4.2  Authority of COMPS. COMPS has all necessary corporate power and
               ------------------
corporate authority and has taken all corporate actions necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other proceedings on the part of COMPS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by COMPS and constitutes a legal, valid and binding obligation of COMPS enforceable against COMPS in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          4.3  COMPS SEC Filings. COMPS has furnished or made available to the
               -----------------
Stockholder copies of all reports or registration statements filed by it with the SEC under the Securities Act and the Exchange Act for all periods since May 5, 1999, all in the form so filed (all the foregoing being collectively referred to as the "COMPS SEC Filings"). As of their respective filing dates, the COMPS SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the COMPS SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of COMPS, including the notes thereto, included in the COMPS SEC Filings comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the financial position of COMPS at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).


                                   ARTICLE V
                   ACTIONS BY THE PARTIES AFTER THE CLOSING
                   ----------------------------------------

          5.1  Survival of Representations, Warranties, Etc. The
               --------------------------------------------
representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder notwithstanding any investigation, analysis or evaluation by COMPS or its designees of the Assets and Properties, its business, operations or condition (financial or otherwise) of the Company and thereafter the representations and warranties of the Stockholder and the Company shall continue to survive in full force and effect for a period of two (2) calendar years after the Closing Date.

          5.2  Indemnification.
               ---------------

               (a)  By the Stockholder. The Stockholder shall indemnify, defend
                    ------------------
and hold harmless COMPS, and its officers, directors, employees, agents, successors and assigns (collectively the "COMPS Group") from and against any and all costs, losses (including, without limitation, diminution in value), Liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by the Company or the Stockholder in or pursuant to this Agreement, or in the other documents delivered in connection with the transactions contemplated in this Agreement; (ii) any breach of any covenant, representation, warranty or agreement realting to the Business or CBN or the inaccuracy of any representation relating to the Business or CBN made by ARA-D/FW or its stockholders in or pursuant to that certain Stock Purchase Agreement by and among COMPS, ARA-D/FW and its stockholder dated August 27, 1999 (the "ARA-D/FW Agreement"), or in the other documents delivered in connection with the transactions contemplated in the ARA-D/FW Agreement to the extent such other documents relate to the Business or CBN, and (iii) Actions or Proceedings set forth in the Disclosure Schedule or in the other documents delivered in connection with the transactions contemplated in this Agreement.

               (b)  By COMPS. COMPS shall indemnify, reimburse, defend and hold
                    --------
harmless the Stockholder and its officers, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by COMPS in or pursuant to this Agreement.

               (c)  Defense of Claims. If any Action or Proceeding is filed or
                    -----------------
initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any indemnified
                      --------  -------
party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Action or Proceeding, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's cost, risk and expense (unless (i) the indemnifying party has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party fails to assume the defense of such Action or Proceeding within fifteen (15) days after receipt of notice thereof pursuant to this Section 5.2, or (ii) the named
                                           -----------
parties to such Action or Proceeding include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party; provided, however, that such
                                                    --------  -------
Action or Proceeding shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 5.2 and for any final judgment
                                        -----------
(subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

               Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Action or Proceeding under this Section 5.2.
                         -----------

          The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided,
                                                                       --------
however, that the indemnified party may, at its own cost, participate in the
-------
investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. The indemnifying party shall pay all expenses due under this
Section 5.2 as such expenses become due. In the event such expenses are not so
-----------
paid, the indemnified party shall be entitled to settle any Action or Proceeding under this Section 5.2 without the consent of the indemnifying party and without
           -----------
waiving any rights the indemnified party may have against the indemnifying party.

               (d)  Other Claims. A claim for indemnification for any matter not
                    ------------
involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

               (e)  Tax Indemnification.
                    -------------------

                    (i) Notwithstanding anything in this Agreement to the contrary, the Stockholder indemnify, reimburse, defend and hold harmless all members of the

COMPS Group for, from and against all Damages arising in respect of any "Pre-Closing Period" (as defined below) asserted against or incurred by members of the COMPS Group resulting from a breach of the representations or warranties set forth in Section 3.26 herein, including without limitation the Disclosure
         ------------
Schedule referred to therein and relating to such Section ("Tax Losses").

                    (ii) "Pre-Closing Period" means any taxable period ending on or before the Closing Date, and the portion of any taxable period beginning on or before but ending after the Closing Date which portion begins on the first day of such a taxable period and ends on the Closing Date.

          Notwithstanding anything in this Agreement to the contrary, COMPS shall have the right, for the period covered by Section 3.26 hereof, to control
                                                ------------
any audit or determination by any taxing authority, initiate any claim for refund or amended return, contest, defend against, resolve, and settle any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes or otherwise resolve any issue pertaining to any Tax Losses. The Stockholder shall have the right to receive in a timely manner copies of all non-privileged correspondence, records and relevant documentation and to be timely informed of and to attend all meetings with third parties relating to any claimed Tax Losses.

               (f)  Limitation on Indemnification.
                    -----------------------------

                    (i) The Stockholder shall have no liability to any member of the COMPS Group, and COMPS shall have no liability to the Stockholder, for amounts payable pursuant to their respective indemnification obligations in this
Section 5.2 until the total of all Damages incurred by the indemnified party (i)
-----------
exceeds Ten Thousand Dollars ($10,000) with respect to Section 3.38 only and
                                                       ------------
(ii) exceeds Twenty-Five Thousand Dollars ($25,000) in the aggregate for all other Damages (collectively the "Threshold Amount"), and then indemnification by the indemnifying party shall apply to all such Damages including the Threshold Amount;

                    (ii) The Stockholder shall have no liability to any member of the COMPS Group, and COMPS shall have no liability to the Stockholder, pursuant to their respective indemnification obligations in this Section 5.2 to
                                                                 -----------
the extent that the total of all Damages paid by the indemnifying party pursuant to such indemnification obligations exceeds Three Hundred Fourteen Thousand Eight Hundred Seventy-Four Dollars ($314,874) in the aggregate.

                    (iii) The limitation on COMPS' indemnification obligation in this Section 5.2(f) shall not apply to any fraud or intentional breach by COMPS
     --------------
of any representation, warranty, covenant or agreement or obligation of COMPS. The limitation on the Stockholder's indemnification obligation in this Section
                                                                       -------
5.2(f) shall not apply to (i) any fraud or intentional breach by the Stockholder
------
or the Company of any representation, warranty, covenant or agreement or obligation of the Stockholder of the Company, (ii) any breach of the representations and warranties by the Stockholder or the Company in Sections
                                                                    --------
3.2, 3.3, 3.26, 3.37 and 3.40 and (iii) any discrepancies in the calculation of
--------------------     ----
the account receivables stated in the Interim Financial Statements and the account receivables stated in the Financial Statements. The limitation on the Stockholder's indemnification obligation in Section 5.2(f)(ii) shall not
                                            ------------------
apply to any breach of the representations and warranties by the Stockholder or the Company in Section 3.38.
               ------------

          5.3  Offset.
               ------

               (a) In addition to any other rights and remedies available to COMPS herein, COMPS shall have the right during the twenty-four (24) month period immediately following the Closing to offset any amounts to which it may be entitled under Section 5.2 above against amounts otherwise payable under the
                  -----------
Promissory Note (the "Offset Amount"). If COMPS elects to offset any Offset Amount against the Promissory Note, COMPS shall promptly notify the Stockholder in writing (the "Offset Notice") by certified mail (return receipt requested) or by a nationally recognized overnight courier service (e.g., Federal Express) of the amount, nature and basis of the offset. In the event the Stockholder dispute COMPS' offset, the Stockholder shall notify COMPS of dispute in writing (the "Dispute Notice") by certified mail (return receipt requested) or a nationally recognized overnight courier service within ten (10) days of COMPS' mailing of the Offset Notice. If no Dispute Notice is given within such ten (10) day period, COMPS' offset described in the Offset Notice shall be deemed agreed between the parties and the Offset Amount offset against the Promissory Note shall be subtracted from the outstanding principal balance of the Promissory Note at such time. In the event a Dispute Notice is timely delivered to COMPS, COMPS and the Stockholder shall first use their best efforts to resolve such disputes among themselves within ten (10) days following COMPS' receipt of the Dispute Notice. If COMPS and the Stockholder are unable to resolve the dispute within such ten (10) day period, COMPS and the Stockholder agree to settle the dispute by binding arbitration, in accordance with Section 6.10 below In the event of a dispute, the amount of the Offset Amount to be offset against the Promissory Note and all interests accrued thereon shall not be released to the Stockholder pursuant to Section 2.2(b) hereof (and the terms of the Promissory
                        --------------
Note), but shall be held by COMPS until such dispute is resolved.

               (b)  The exercise of an offset by COMPS pursuant to Section
                                                                   -------
5.3(a) above, whether or not ultimately determined to be justified, will not
------
constitute an event of default under the Promissory Note or any instrument securing the Promissory Note. Neither the exercise of nor the failure to exercise such right of offset will constitute an election of remedies or limit COMPS in any manner in the enforcement of any other remedies that may be available to it.

          5.4  Further Assurances. In case at any time after the Closing any
               ------------------
further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Article 5).
     ---------

          5.5  Restricted Securities.
               ---------------------

               (a)  Transfer of this Note or Securities on Conversion Thereof.
                    ---------------------------------------------------------
With respect to any proposed offer, sale, assignment or other disposition of the Promissory Note or securities into which the Promissory Note may be converted, the Stockholder will provide (i) written notice to COMPS prior thereto, describing briefly the proposed offer, sale or other disposition, (ii) a written opinion of the Stockholder's counsel, reasonably satisfactory to COMPS and accompanied by such supporting documents as COMPS may reasonably request, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect) and (iii) the party acquiring the Promissory Note has agreed in writing for the benefit of COMPS to be bound by the terms of the Promissory Note. Promptly upon receiving the foregoing, COMPS as promptly as practicable, shall notify the Stockholder whether the Stockholder may sell or otherwise dispose of this Promissory Note or such securities, all in accordance with the terms of the notice delivered to COMPS. If a determination has been made pursuant to this Section 5.5 that the opinion of counsel for the
                      -----------
Stockholder is not reasonably satisfactory to COMPS or the party acquiring the Promissory Note has not agreed to be bound by the terms of the Promissory Note, COMPS shall so notify the Stockholder promptly after such determination has been made. The Promissory Note thus transferred and each certificate representing the securities thus transferred shall bear the legends set forth in below. COMPS shall be entitled to issue stop transfer instructions to its transfer agent in connection with such restrictions.

               (b)  No Stockholder Rights. Nothing contained in this Agreement
                    ---------------------
or the Promissory Note shall be construed as conferring upon the Stockholder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of COMPS or any other matters or any rights whatsoever as a stockholder of COMPS; and no dividends or interest shall be payable or accrued in respect of the Promissory Note or the interest represented hereby or the Common Stock into which the Promissory Note is convertible until, and only to the extent that, the Promissory Note shall have been converted.

               (c)  Legends. The Stockholder understands that the Promissory
                    -------
Note and the certificates evidencing the Securities issuable under the Promissory Note may bear one or all of the following legends:

                    (i) NEITHER THIS CONVERTIBLE SUBORDINATED PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES, OR DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

                    (ii) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN THE 7% CONVERTIBLE SUBORDINATED PROMISSORY NOTE BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THE SECURITIES, A COPY OF

WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

                    (iii) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the Code.

               (d)  California Commissioner of Corporations.  THE SALE OF THE
                    ---------------------------------------
SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT AND THE PROMISSORY NOTE HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT AND THE PROMISSORY NOTE ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

               (e)  Market Stand-Off Agreement. During the period of duration
                    --------------------------
(not to exceed 180 days) specified by COMPS and an underwriter of Common Stock or other securities of COMPS, following the effective date of any registration statement of COMPS filed under the Act, the Stockholder shall not, to the extent requested by COMPS and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to transferees or donees who agree to be similarly bound) any securities of COMPS held by it at any time during such period except Common Stock included in such registration. In order to enforce the foregoing covenant, COMPS may impose stop-transfer instructions with respect to the Common Stock of the Stockholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.


                                  ARTICLE VI
                                 MISCELLANEOUS
                                 -------------

          6.1  Notices.  All notices, requests and other communications
               -------
hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

          If to Stockholder, to:

               Elliott P. Flick
               3409 Hillview
               Austin, Texas 78703
               Facsimile No:  (512) 327-6568

          If to COMPS, to:

               COMPS.COM, INC.
               9888 Carroll Centre Road, Suite 100
               San Diego, CA  92126-4580
               Facsimile No:  (619) 684-3292
               Attention:  Christopher A. Crane

          with copies to:

               Brobeck, Phleger & Harrison LLP
               550 West "C" Street
               Suite 1300
               San Diego, CA  92101
               Facsimile No.:  (619) 234-3848
               Attention:  Craig S. Andrews, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 6.1, be deemed given upon
                                              -----------
delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 6.1, be deemed given upon receipt, and (iii) if
                 -----------
delivered by mail in the manner described above to the address as provided in this Section 6.1, be deemed given upon receipt (in each case regardless of
     -----------
whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

          6.2  Entire Agreement. This Agreement (and all Exhibits and Schedules
               ----------------
attached hereto, all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto.

          6.3  Waiver. Any term or condition of this Agreement may be waived at
               ------
any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

          6.4  Amendment. This Agreement may be amended, supplemented or
               ---------
modified only by a written instrument duly executed by or on behalf of each party hereto.

          6.5  No Third Party Beneficiary. The terms and provisions of this
               --------------------------
Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 5.2.
                                            -----------

          6.6  No Assignment; Binding Effect. Neither this Agreement nor any
               -----------------------------
right, interest or obligation hereunder may be assigned by the Stockholder without COMPS prior written consent and any attempt to do so will be void. COMPS may assign any right, interest or obligation hereunder to any affiliate or subsidiary, without COMPS consent, upon five (5) days notice thereof as provided in Section 6.1. This Agreement is binding upon, inures to the benefit of and is
   -----------
enforceable by the parties hereto and their respective permitted successors and assigns.

          6.7  Headings. The headings used in this Agreement have been inserted
               --------
for convenience of reference only and do not define or limit the provisions hereof.

          6.8  Severability. If any provision of this Agreement is held to be
               ------------
illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

          6.9  Governing Law. This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Texas applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

          6.10  Arbitration and Venue. Any controversy or claim arising out of
                ---------------------
or relating to this Agreement or the making, performance or interpretation thereof shall be submitted to arbitration in San Diego, pursuant to the rules and procedures of the American Arbitration Association before a panel of three arbitrators. The ruling of the arbitrator shall be final, and judgment thereon may be entered in any court having jurisdiction. If any question is submitted to a court of law for resolution, then the Superior Court of the County of San Diego or the United States District Court having jurisdiction in the County of San Diego shall be the exclusive court of competent jurisdiction for the resolution of such question. Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each party will bear its own attorneys' fees, unless otherwise decided by the arbitrator. The parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Each party shall be entitled to pre-hearing discovery as provided in California Code of Civil Procedure Section 1283.05

          6.11  Consent to Jurisdiction and Forum Selection. The parties hereto
                -------------------------------------------
agree that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the State and Federal courts located in the County of San Diego, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 6.11. Each party hereby waives any right it may have
                  ------------
to assert the doctrine of forum non
conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of San Diego, State of California shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 6.11 by registered or certified mail, return receipt requested,
     ------------
postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 6.1 of this Agreement for the
                                         -----------
giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

          6.12  Expense. Except as otherwise provided in this Agreement, the
                -------
Stockholder and COMPS shall pay their own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

          6.13  Construction. No provision of this Agreement shall be construed
                ------------
in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party. This Agreement shall at all times be construed so as to carry out the purposes stated herein.

          6.14  Counterparts This Agreement may be executed in any number of
                ------------
counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                          [SIGNATURE PAGES TO FOLLOW]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

                         COMPS.COM, INC.,
                         a Delaware corporation

                         By: /s/ CHRIS FENTON
                            -----------------------------------------

                         Name:  Chris Fenton
                              ---------------------------------------

                         Title:  Vice President
                               --------------------------------------

                         SENDERO INVESTMENTS, INC.,
                         a Texas corporation

                         By: /s/ ELLIOT P. FLICK
                            -----------------------------------------

                         Name:  Elliot P. Flick
                              ---------------------------------------

                         Title: President
                               --------------------------------------


                         STOCKHOLDER:

                         /s/ ELLIOT P. FLICK
                         --------------------------------------------
                         Elliott P. Flick





               [Signature Page to the Stock Purchase Agreement]